ARMOUR RESIDENTIAL REIT, INC. CONFIRMS APRIL 2025
COMMON SHARE AND Q2 2025 SERIES C PREFERRED SHARE DIVIDENDS

VERO BEACH, Florida – April 1, 2025 – ARMOUR Residential REIT, Inc. (NYSE: ARR and ARR-PRC) (“ARMOUR” or the “Company”) today confirmed the April 2025 cash dividend for the Company's Common Stock, consistent with the previous guidance which the Company released on March 25, 2025. The Company also confirmed the Q2 2025 monthly cash dividend rate for the Company's Series C Preferred Stock.
April 2025 Common Stock Dividend Information

Month	Dividend	Holder of Record Date	Payment Date
April 2025	$0.24	April 15, 2025	April 29, 2025
Q2 2025 Series C Preferred Stock Dividend Information

Month	Dividend	Holder of Record Date	Payment Date
April 2025	$0.14583	April 15, 2025	April 28, 2025
May 2025	$0.14583	May 15, 2025	May 27, 2025
June 2025	$0.14583	June 15, 2025	June 27, 2025
Certain Tax Matters
ARMOUR has elected to be taxed as a real estate investment trust (“REIT”) for U.S. Federal income tax purposes. In order to maintain this tax status, ARMOUR is required to timely distribute substantially all of its ordinary REIT taxable income. Dividends paid in excess of current tax earnings and profits for the year will generally not be taxable to common stockholders. Actual dividends are determined at the discretion of the Company’s Board of Directors, who may consider additional factors including the Company’s results of operations, cash flows, financial condition and capital requirements as well as current market conditions, expected opportunities and other relevant factors.
About ARMOUR Residential REIT, Inc.
ARMOUR invests primarily in fixed rate residential, adjustable rate and hybrid adjustable rate residential mortgage-backed securities issued or guaranteed by U.S. government-sponsored enterprises or guaranteed by the Government National Mortgage Association. ARMOUR is externally managed and advised by ARMOUR Capital Management LP, an investment advisor registered with the Securities and Exchange Commission (“SEC”).
Safe Harbor
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. The Company disclaims any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.
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ARMOUR Confirms April 2025 Common and Q2 Series C Preferred Dividends

April 1, 2025
Additional Information and Where to Find It
Investors, security holders and other interested persons may find additional information regarding the Company at the SEC’s internet site at www.sec.gov, or the Company website at www.armourreit.com, or by directing requests to: ARMOUR Residential REIT, Inc., 3001 Ocean Drive, Suite 201, Vero Beach, Florida 32963, Attention: Investor Relations.
Investor Contact:
Gordon M. Harper
Chief Financial Officer
ARMOUR Residential REIT, Inc.
(772) 617-4340

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